EXHIBIT 10.10


                MANUFACTURING, SUPPLY AND DISTRIBUTION AGREEMENT


         THIS AGREEMENT (hereinafter "Agreement") is entered into as of the Effective Date by and between Gebauer Medizintechnik GmbH., a German corporation, (hereinafter "Gebauer"), and VisiJet, Inc., an United States Delaware corporation (hereinafter "VisiJet"), and will come into power and be a binding agreement upon the Effective Date set forth in Section 1.8 of this Agreement.

         WHEREAS, subject to terms and conditions described in this Agreement, VisiJet desires to be appointed an exclusive distributor of Gebauer to purchase, market and sell certain products manufactured by Gebauer, and Gebauer is willing and able to manufacture and supply such products to VisiJet; and

         WHEREAS, in exchange for such appointment and the valuable prior investments made by Gebauer, VisiJet is willing to pay Gebauer consideration in the form of cash and stock, as set forth in Section 2.1 hereof,

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, VisiJet and Gebauer agree as follows:

1. DEFINITIONS

         The following terms shall have the meaning specified in this Section:

         1.1 "Accessories" shall mean the individual Product components set forth in Schedule A

         1.2 "Affiliate" shall mean corporations, partnerships or other business entities, which, directly or indirectly are controlled by, control, or are under common control with a party to this Agreement.

         1.3      "Annual Minimum" shall be defined in Schedule C hereafter.

         1.4 "Annual Forecast" shall mean a non-binding production planning forecast of VisiJet's estimated requirements for Products, including both estimated quantities and delivery dates, during a specified twelve (12) month period.

         1.5 "Business Day" shall mean every day with the exception of Saturday, Sunday or national holidays in the United States or Germany.

         1.6 "CE" shall mean an abbreviation of a French phrase "Conformite Europeene". The marking indicates that the manufacturer has conformed with all the obligations required by legislation.

         1.7 "Confidential Information" shall mean the terms of this Agreement and any information of a confidential and proprietary nature disclosed by either party to the other party in connection with this Agreement and identified in

*** CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                  writing as confidential and proprietary, including, but not limited to, technical, financial or commercial data, business plans and other competitively sensitive information.

         1.8 "Effective Date" is the date by which each party has fulfilled its respective obligations at the closing, as set forth in
                  Section 18.10 hereof.

         1.9      "FDA" shall mean the United States Food and Drug
                  Administration.

         1.10 "Firm Orders" shall mean irrevocable, written purchase orders for Products which specify the (i) Product(s), by SKU, as defined in Schedule A, (ii) quantity to be delivered, (iii) ship to location, (iv) designated carrier and (v) requested delivery date.

         1.11 "Product" and "Products" shall mean the EpiTome System and the LasiTome systems as well as the parts, disposables and accessories specifically associated with and intended for the aforementioned systems as set forth in the schedule A.

         1.12 "Master Artwork Text" shall mean the specific text for all items of labeling, including but not limited to all packaging, labels and markings to be provided by VisiJet and utilized by Gebauer in connection with the manufacture of the Product.

         1.13 "Non-Conforming Product" shall mean any Product which does not conform to the Specifications, QSRs (Quality Service Requirements) or other requirements of this Agreement at the time of its manufacture.

         1.14 "Specifications" shall mean the descriptions, criteria, standards and other requirements set forth in the attached Schedule A.

         1.15 "Systems" shall mean the EpiTome System and the LasiTome System more fully described in Schedule A.

         1.16     "Term" shall have the meaning ascribed to it in Section 16.1.

         1.17 "VisiJet Sales Affiliate" shall mean all sub distributors and any other group, entity or individual with whom VisiJet enters into a contract for the distribution and resale of Products.

         1.18 "Year" shall mean consecutive twelve (12) month periods, with Year 1 beginning on the Effective Day.

2. APPOINTMENT AS EXCLUSIVE DISTRIBUTOR; AMOUNT OF CONSIDERATION

         2.1 EXCLUSIVE RIGHTS; CONSIDERATION. Subject to the terms and conditions of this Agreement including, without limitation, the closing conditions set forth in Section 18.10 hereof, Gebauer shall appoint VisiJet as Gebauer's exclusive distributor as of the Effective Date to market, sell and distribute the Products throughout the World ("Territory") during the Term, and VisiJet shall (a) pay Gebauer the nonrefundable amount of One Million EUROs ((euro) 1,000,000.00) and (b) transfer to Gebauer, at no cost to Gebauer, Seven Hundred Fifty Thousand (750,000) shares of VisiJet Common Stock, which VisiJet represents and warrants are duly authorized, validly issued, and non-assessable.

                  Except as shown on Schedule 2.1, Gebauer represents and warrants to VisiJet that it has not granted any other person or firm any license, distribution or marketing rights with respect to the Products, and the during the Term it will not grant any license, distribution or marketing rights with respect to the Products nor will it, directly or indirectly, market, sell or distribute any of the Products during the Term.

         2.2 KRUMEICH CLAIM. In order to enable Gebauer to provide the Products at the prices set forth in Schedule B, VisiJet will reimburse Gebauer for such amount as Gebauer is required to pay to obtain a reduction in royalties payable to Dr. Joerg H. Krumeich ("Krumeich") in respect of U.S. Patent No. 6,071,293 and European Patent Application No. EP 0 873 735 A1 and related technology (the "Krumeich Claim"), not to exceed Two Hundred Fifty Thousand US Dollars ($250,000). Such reimbursement shall be paid by VisiJet within 10 days after Gebauer notifies VisiJet in writing that it has settled the Krumeich Claim and the amount that it is required to pay to Krumeich to secure such settlement. The negotiations with Krumeich will be done by Gebauer alone and neither VisiJet nor its affiliates shall have any contact with Krumeich. In the event that the Krumeich claims are not settled despite the best efforts of Gebauer, no transfer of the $250,000 mentioned funds will be required, but VisiJet agrees to an increase of the transfer price of the Epitome and Lasitome systems as set forth in Schedule B by the anticipated reduction of the amount to be realized by Gebauer on sales of Products to VisiJet as a result of royalty fees payable to Krumeich, provided however that the cumulative total of such increase in the transfer price to VisiJet shall not exceed $250,000.

         2.3 VISIJET SUB-DISTRIBUTORS. VisiJet shall develop and maintain sub-distributor relationships with individuals and companies knowledgeable of the functional capabilities and operation of the Products and the procedures in which they are used. Prior to entering into any agreement with any subdistributor to distribute or resell the Products, VisiJet shall provide to Gebauer the proposed agreement and all information requested by Gebauer concerning the proposed distribution. Gebauer and VisiJet will mutually agree in advance on any proposed sub-distribution agreement.

         2.4 COMPETITIVE PRODUCT SALES. So long as VisiJet is a distributor for Gebauer, VisiJet, its agents, employees, affiliates, officers or directors shall not promote or sell any other device which would be competitive to Gebauer's Products as listed in Exhibit A. Exceptions to this provision are VisiJet's HydroKeratome waterjet microkeratome and the PulsaTome cataract/lens removal device which are presently under development by VisiJet.

3. VISIJET OBLIGATIONS AS DISTRIBUTOR

         3.1 PURCHASE OF PRODUCTS: MINIMUM QUANTITIES. VisiJet shall purchase Products from Gebauer on the terms and conditions set forth in this Agreement and shall use all commercially reasonable efforts to maximize sales of the Products in the Territory.

                  (i) After the six month period following the Effective Date, VisiJet shall place Firm Orders each month of not less than the minimum quantity requirements set forth on attached Schedule C. Notwithstanding the foregoing, for any Year in which VisiJet has already submitted Firm Orders for the required Annual Minimums set forth in Schedule C, for the remainder of such Year: (a) the monthly Firm Orders required to be submitted by VisiJet shall be reduced to 50 % of the quantities set forth in Schedule C, and (b) subsections (iii) and (iv) of this Section 3.1 shall not apply.

                  (ii) If, after the first six (6) month period following the Effective Date, VisiJet fails to submit Firm Orders within any month for at least fifty percent (50%) of the minimum monthly quantities set forth in Schedule C, or if VisiJet does not deliver a payment to Gebauer of the amount equal to the shortfall within thirty (30) days after the conclusion of such a month, then Gebauer shall have the irrevocable right to terminate this agreement without recourse upon thirty (30) days prior written notice.

                  (iii) If, after the six month period following the Effective Date, VisiJet does not submit Firm Orders within any three (3) consecutive months equal to three (3) times the minimum monthly quantities as set forth in Schedule C, or if VisiJet does not deliver a payment to Gebauer of the amount of the shortfall within thirty (30) days after the conclusion of the afore-mentioned period of three (3) consecutive months, then Gebauer shall have the irrevocable right to convert VisiJet's rights to market and distribute the Products to non-exclusive rights upon thirty (30) days prior written notice.

                  (iv) In the event that, after the six month period following the Effective Date, VisiJet fails a second time to submit Firm Orders within any three (3) consecutive months for the required accumulated minimum amount equal to three (3) times the minimum monthly quantities as set forth in Schedule C, or if VisiJet does not deliver a payment to Gebauer of the amount of the shortfall within thirty (30) days after the conclusion of the afore-mentioned period of three
                           (3) consecutive months, then Gebauer shall have the irrevocable right to terminate this Agreement immediately without recourse.

                  (v) Gebauer shall notify VisiJet in writing of any failure by VisiJet to place the required minimum number of Firm Orders for any month within fourteen
                           (14) days after the end of the month in which such a shortfall occurs.

                  (vi) VisiJet's monthly minimum obligations and Gebauer's irrevocable rights under this Section shall not apply in any Year in which one of the following has occurred:

                           (a) Product recall, resulting from Gebauer's design or manufacture of the Product;

                           (b) Failure by Gebauer during such Year to deliver at least eighty five percent (85%) of Product on the dates specified in VisiJet's Firm Orders, or the delivery by Gebauer of Non-Conforming Products in any Product category, totaling more than ten percent (10%) of all Products in such category delivered to VisiJet during such Year; or

                           (c) Uncured material breach of this Agreement by Gebauer.

         3.2 CERTAIN OTHER DUTIES OF VISIJET AS DISTRIBUTOR. VisiJet shall, at its expense, be responsible for:

                  (i) All marketing decisions regarding the Products including, but not limited to, labeling, packaging, advertising, pricing, and with support and assistance of Gebauer, professional education. Notwithstanding the foregoing, Gebauer shall have the right and responsibility to approve all labeling in order to insure accuracy and legal compliance. Gebauer will not unreasonably withhold such approval and shall do so on a timely basis.

                  (ii) Customer order processing, billing and collection of payment for Products sold by VisiJet in the Territory.

                  (iii) Preparing all promotional and educational materials and conducting all promotional activities relating to the Products sold by VisiJet in compliance with all applicable laws and regulations of the Regulatory Authorities in each country in the Territory. These activities include but are not limited to the following:

                           o      Professional Journal Advertising
                           o      Product Brochures
                           o      Product Spec Sheets
                           o      Sales Literature
                           o      Physician Training Manuals
                           o      Training Course Materials
                           o      Sales Rep Training Manuals
                           o      White Papers
                           o      Symposium Papers
                           o      Journal Reprints
                           o      Promotional DVDs
                           o      Round Table Panel Discussions
                           o      Product Newsletters
                           o      User Conference Manuals
                           o      Website Content
                           o      Direct Mail Promotions
                           o      Internet Promotions
                           o      Fax Blasts
                           o      Scientific Conference Graphics and Panels
                           o      Scientific Conference Promotional Materials
                           o      Scientific Conference Signage
                           o      Sales Rep Portable Booth Graphics
                           o      Distributor Training Manuals

                  (iv) Establishing and maintaining a system of record keeping, with the support and assistance of Gebauer, including a register of lot numbers and individual Product numbers and customer names and addresses for all Product sold by VisiJet in order to assist Gebauer with traceability in the event of a Product recall. VisiJet shall require all of its customers that are not the end users of Products, including all VisiJet Sales Affiliates, to maintain a similar register, including names and addresses of its end users in accordance with all applicable state, federal and country guidelines.

                  (v) Conducting and continuing clinical trials for the establishment, credibility and enhancement of the EpiLASIK procedure and specifically for the performance of the EpiTome product.

         3.3 DEMO UNITS AND INITIAL ORDERS. VisiJet shall place Firm Orders within 30 days of the Effective Date for: (a) four (4) demo units of the EpiTome and LasiTome from Gebauer for the purpose of conducting physician clinical training and for demonstration at major ophthalmic scientific conferences at a discount price as outlined in Exhibit B, and (b) the first thirty (30) Systems, to be delivered by Gebauer at no less than ten (10) Systems per month after its receipt of such Firm Orders. Such Systems shall conform to the Specifications and satisfy all other conditions and requirements set forth in this Agreement.

         3.4 SERVICE ENGINEER. VisiJet shall at all times maintain at least one service engineer trained in the repair and servicing of Gebauer's products. VisiJet shall sponsor said engineer and pay for all associated travel expenses for training in Gebauer's headquarters in Neuhausen, Germany. Training shall occur within one month of the Effective Date of this Agreement.

4. VISIJET'S RIGHTS TO PURCHASE; GEBAUER'S SUPPLY OBLIGATIONS

         4.1 REQUIREMENTS. During the Term, VisiJet shall have the right to purchase and Gebauer shall manufacture and supply VisiJet's requirements for the Products at such times and in such quantities as specified by VisiJet in its Annual Forecasts and amendments and Firm Orders as provided herein.

         4.2 INVENTORY. Beginning six (6) months following the Effective Date, Gebauer will guarantee the availability of and maintain in inventory Fifteen (15) LasiTome/EpiTome Systems and all the material for further Fifteen (15) LasiTome/EpiTome Systems. Additionally, Gebauer will by the above mentioned time guarantee the availability of and maintain in inventory Two Thousand (2,000) LASIK-Blades, and Four Thousand (4,000) Epi-Blades.

         4.3 ACCESSORIES. VisiJet shall have the right to purchase Accessories on an as needed basis.

         4.4 SOFTWARE UPGRADES AND IMPROVEMENTS. Gebauer shall make available to VisiJet, and VisiJet shall have the right to market and sell, software upgrades and any improvements to the Products or EpiTome Separator developed or acquired by Gebauer during the Term. VisiJet shall be responsible for the dissemination and any training relating to such software upgrades or improvements.

         4.5 SERVICE CONTRACTS. VisiJet shall have the right to offer its consumers a service contract through Gebauer and subject to Gebauer's prior written approval to extend the one-year warranty described in Section 11.2 for additional one-year periods, subject to payment to Gebauer of the fee for service contracts set forth in Section 6.4 and such other terms and conditions as the parties shall mutually agree. Gebauer shall provide, or arrange to provide through a mutually agreed upon third party, service under the terms of such service contracts.

5. FORECASTS, ORDERS, SHIPMENTS, ACCEPTANCE

         5.1 ANNUAL FORECASTS. VisiJet will provide Gebauer with an initial Annual Forecast upon execution of this Agreement and shall update the Annual Forecast on a rolling basis no later than sixty (60) days prior to the first day of each subsequent Quarter.

         5.2 FIRM ORDERS. VisiJet will provide Gebauer with an initial Firm Order upon execution of this Agreement on its written Purchase Order Form by mail or fax (with original following by mail) and paid for in accordance with the payment terms as specified in Section 6.3 and will submit subsequent Firm Orders to Gebauer at least sixty (60) calendar days in advance of VisiJet's requested delivery date. All Purchase Orders shall be consistent with the provisions of this Agreement and any inconsistent terms shall be deemed stricken.

         5.3 MINIMUM ORDERS. In each three-month period (a "Quarter") during the Term, VisiJet will submit Firm Orders for no less than Eighty Five Percent (85%) of the quantities specified in the then current Annual Forecast for such Quarter. Gebauer shall not be required to accept Firm Orders during any Quarter which, in the aggregate, specify a quantity of Products greater than the One Hundred Twenty percent (120%) of the quantity forecasted for such Quarter in the most recent Annual Forecast. Yearly minimum purchases are defined in Schedule C.

         5.4 SHIPMENT. All prices for Product and Accessories are FOB Gebauer's warehouse facilities in Germany. Title and risk of loss or damages to the Products shall pass to VisiJet upon Gebauer's delivery to VisiJet's designated carrier for shipment. VisiJet shall bear any costs of shipment of Products to VisiJet's warehouse or other designated location as well as the amount of any and all taxes (other than income or franchise taxes or duty imposed by the German government upon Gebauer), custom duties or other charges which may be required to be paid or collected on the sale, delivery, or transportation of the Products.

         5.5 ORDER CANCELLATION. Gebauer may cancel any accepted orders or refuse or delay shipment of any orders if VisiJet fails to meet any obligation arising under this Agreement.

6. PRICE AND PAYMENT

         6.1 PURCHASE PRICE. The purchase price for the Products and Accessories shall be as set forth in Schedule B.

         6.2 PRICE INCREASES. The prices set forth in Schedule B shall remain fixed until March 31, 2005. Thereafter, prices may be increased effective April 1, 2005 and on each subsequent April 1 during the Term by written notice delivered to VisiJet no later than January 1 of that calendar year during which the next April 1 price increase will become effective, provided that the amount of such annual price increases shall not exceed three percent (3%) of the then applicable prices.

         6.3 PAYMENT TERMS. VisiJet shall pay fifty percent (50%) of the purchase price for each System, Console or Handpiece ordered by VisiJet together with submission of VisiJet's Firm Orders. VisiJet shall pay the remaining fifty percent (50%) of the purchase price within thirty (30) days from the date of shipment of such Products in accordance with Section 5.4. VisiJet shall pay the purchase price as set forth in Schedule B for all parts, disposables and accessories within thirty
                  (30) days from the date of shipment.

         6.4 SERVICE CONTRACTS. VisiJet shall pay Gebauer a percentage of all gross proceeds from all service contracts entered into by VisiJet and approved in writing by Gebauer. Such payment shall constitute full and final payment for all covered parts and services to be provided under such Service Contracts, including shipping costs to and from Gebauer. VisiJet and Gebauer will mutually agree upon the pricing and other terms of the Service Contracts, including but not limited to minimum charges and the applicable percentage within three months of the Effective Date, but in no case shall the applicable percentage be less than 60 %. Payment to Gebauer shall be made no later than the tenth day of the month for any service contracts entered into by VisiJet and approved by Gebauer in the previous calendar month.

         6.5 ACCESSORIES. VisiJet shall pay the purchase price for Accessories within thirty (30) days following the receipt of shipment or receipt of invoice from Gebauer whichever is later.

         6.6 ENGINEERING SERVICES. In the event Gebauer provides engineering services, VisiJet shall pay Gebauer for such services at an hourly rate of One Hundred Thirty Five Dollars ($135USD) and reimburse Gebauer for its reasonable out of pocket costs. Any amounts payable for engineering services shall be payable within thirty (30) days following receipt of invoice for such services.

         6.7 LATE PAYMENT CHARGES. Any amounts not paid by VisiJet when due shall be subject to a late payment fee of 1.5% per month until such amounts are paid in full.

         6.8      SOFTWARE UPGRADES. VisiJet shall pay Gebauer the greater of
                  (i) Fifty Percent (50%) of the gross sales price of all software upgrades sold by VisiJet, or (ii) Gebauer's standard price for the software upgrade or improvement, payable by wire transfer by the tenth day of each month for all software upgrades sold in the previous month.

         6.9 CURRENCY: All payments due hereunder shall be made in Euros to Gebauer at its headquarters in Neuhausen, Germany, or such other place as Gebauer may designate. Currency conversion rates are to be defined by rates published in THE WALL STREET JOURNAL on the first day of the month prior to the payment due date.

         6.10     QUARTERLY STATEMENTS; AUDITS.

                  (i) Each party shall maintain books and records prepared in accordance with international accounting standards reflecting in a reasonable level of detail the data utilized to calculate the amounts payable pursuant to this Agreement for no less than two (2) years after the end of each payment period.

                  (ii) Each party shall have the right, at its own expense (except as otherwise provided below), to have the other party's supporting books and records examined during regular business hours upon reasonable advance notice by such party or an internationally recognized independent certified public accounting firm designated by such party and reasonably acceptable to the other party. The right of examination must be exercised, with respect to any payment period, prior to the expiration of the applicable two-year record retention period and shall not be exercised more frequently than once each calendar year. Each person participating in an examination shall agree not to disclose any information obtained during such examination which does not directly relate to the calculation of the amounts payable under this Agreement. If an examination results in the discovery of an underpayment by one party to the other of 10% or more of the amounts actually paid, the cost of such examination shall be paid by the underpaying party. Additionally, the underpaying party shall immediately pay such shortfall plus any applicable late payment charges.

7. INTELLECTUAL PROPERTY

         7.1 OWNERSHIP. Gebauer shall retain all rights, title and interest in and to all intellectual property rights relating to the Products. VisiJet shall have no right to modify or alter any of the Products or Accessories in any way. Neither party shall use any trade mark of the other party without the other's prior written consent.

         7.2 RESPONSE TO INFRINGEMENT. If either party becomes aware of any infringement or threatened infringement of the patent rights of Gebauer for the Products, the party having such knowledge will give notice to the other. Gebauer shall have the responsibility to take such action as it may deem necessary, at its own expense, to prevent or eliminate such infringement. The other party shall cooperate in any reasonable manner. Gebauer shall not compromise or settle any suit for infringement of its patent rights relating to the Products in the Territory by providing a license to such infringing party to sell the Products without the prior written approval of VisiJet, which approval shall not be unreasonably withheld, conditioned or delayed.

         7.3 VISIJET SELF-HELP RIGHTS. In the event that Gebauer does not take any action to prevent or eliminate infringement of its patent rights relating to the Products in the Territory within ninety (90) days after receipt of notice from VisiJet in accordance with Section 7.3, VisiJet shall have the right to take all reasonable and appropriate actions, including litigation, to terminate such infringement. Gebauer shall cooperate with VisiJet, and execute any necessary documents relating to such action. VisiJet shall not compromise or settle any suit for infringement without the prior written approval of Gebauer, which approval shall not be unreasonably withheld, conditioned or delayed. Gebauer shall reduce the transfer price for the Products sold by VisiJet within the part of the Territory subject to the infringement action by 5 % for the duration of the litigation.

         7.4 DAMAGE AWARDS. Any damages recovered by the party bringing the action for patent infringement will be used first to compensate that party for its out-of-pocket expenses in the prosecution of any such action, suit or proceeding for infringement. Any remaining damages recovered by that party will be apportioned between VisiJet and Gebauer in proportion to the damage incurred by each party as a result of the infringement.

8. THIRD PARTY RIGHTS

         8.1 NOTICE OF CLAIMS. If either party becomes aware of any action, or suit, or threat of action or suit, by a third party alleging that the manufacture, use or sale or offer for sale of the Products infringes a patent, or violates any other proprietary rights of any third party, such party will promptly notify the other party of the same and fully disclose all information relating thereto.

         8.2 DEFENSE. Gebauer shall use commercially reasonable efforts to defend any such action relating to the Products. Gebauer shall cooperate and consult with VisiJet during the course of such defense and shall keep VisiJet fully informed with respect to all significant aspects of such action. VisiJet shall assist Gebauer by providing information in the possession and control of VisiJet and by providing such fact witnesses as may be reasonably necessary to such defense.

         8.3 JUDGMENTS AND SETTLEMENTS. If, by the terms of: (i) a settlement of any claim against VisiJet or Gebauer, or (ii) a judgment, decree or decision of a court, tribunal or other authority of competent jurisdiction finding that the sale of any of the Products infringed a patent, or violated any other proprietary rights of any third party, and VisiJet is required to compensate or pay damages to such third party, Gebauer will pay all such damages up to the amount paid by VisiJet to Gebauer pursuant to this Agreement. In the event that VisiJet is unable to continue to sell the Product in any country in the Territory due to potential infringement of a third party's rights, Gebauer will, at its sole option and expense: (a) replace or modify the infringing Product so that it becomes non-infringing as long as functionality is not materially and adversely affected; or (b) procure the right to continue manufacturing and selling the Products; or (c) if Gebauer is unable to replace or modify the infringing Product or to procure the right to continue to manufacture and sell the Products on commercially reasonable terms, terminate the Agreement and return to VisiJet a prorated portion of the one million EURO payment required by Section 2.1 above based on the remaining Term of the Agreement at the time of such termination.

9. REGULATORY COMPLIANCE

         9.1 PRODUCT REGISTRATIONS. Gebauer shall obtain and maintain all site licenses and regulatory approvals which may be or become necessary to enable Gebauer to manufacture and sell the Products to VisiJet. Gebauer shall maintain all device registrations for the European Union and other countries that are in existence at the time of signing of this agreement. VisiJet will be responsible for obtaining and maintaining in its own name and the name of Gebauer, or the name of a VisiJet Affiliate and the name of Gebauer all device registrations and regulatory filings for any other country VisiJet wants to market the products with Gebauer's reasonable assistance. Each party shall execute such documents and provide such information to assist the other in obtaining or transferring registrations in accordance with the terms of this Section 9.1 as may be reasonably requested by either party.

         9.2 AUTHORIZED REPRESENTATIVE. For purposes of the European Medical Device Directive (EEC93/42), Gebauer shall be designated as the Manufacturer of the Products and VisiJet, Inc., shall serve as the Authorized Representative

         9.3 AGENCY INSPECTIONS. Gebauer will notify VisiJet of the outcome of any inspection of Gebauer's manufacturing or warehouse facilities by the FDA, CE Notified Bodies, or any regulatory agency of any other country and shall notify VisiJet within five (5) Business Days of any regulatory action taken.

10. QUALITY ASSURANCE AND IMPROVEMENTS

         10.1 MASTER ARTWORK TEXT. VisiJet shall develop and provide the Master Artwork Text in label or printed form no less than ten
                  (10) Business Days prior to the shipment of the demonstration Systems referred to in Section 3.3 and Section 5.4 above. VisiJet shall develop and provide Gebauer with print quality Master Artwork Text for use with all subsequent Products to be delivered under this Agreement no less than twenty (20) Business Days prior to the delivery date specified in VisiJet's subsequent Firm Order. The Master Artwork Text, and any subsequent revision thereto provided by VisiJet, shall become incorporated as part of the Specifications and shall not be altered in any way by Gebauer without the prior written consent of VisiJet.

         10.2 PACKAGING. All Products shall be packaged in VisiJet's designated packaging using VisiJet's designated brand names, model numbers and Master Artwork Text and shall include a mutually agreed upon reference to Gebauer.

         10.3 QUALITY ASSURANCE. Gebauer shall conduct quality testing on the Products prior to delivery to VisiJet as set forth in the Specifications and as required under the QSRs and shall deliver to VisiJet concurrently with each shipment a Certificate of Compliance stating that each Product shipped has been produced in accordance therewith. Gebauer shall retain all manufacturing records for no less than ten (10) years following the date of manufacture. Gebauer shall maintain documentation regarding each serialized unit and software revision level (as applicable) for each Product manufactured by or on behalf of Gebauer hereunder.

         10.4 ACCESS. VisiJet shall have access to all manufacturing records within five (5) Business Days of any written request therefore, provided that information requested by a CE Notified Body, an authorized regulatory agency or by VisiJet in the event of an emergency, will be provided within no more than two (2) Business Days notice. VisiJet shall have the right to conduct an annual audit of Gebauer's and any contract manufacturer's, manufacturing and warehouse facilities and records to ensure that Gebauer's quality assurance system is effective and in accordance with the QSRs. VisiJet and its authorized representatives shall have the right to inspect such facilities during normal business hours with ten (10) Business Days prior written notice, provided that in the event that VisiJet determines, in its reasonable discretion, that an onsite inspection is required in order to investigate a specific quality concern or Product complaint, VisiJet shall be entitled to conduct such an inspection upon two (2) Business Days prior written notice.

         10.5     MANUFACTURING CHANGES.

                  (i) SITE AND RESPONSIBILITY. Gebauer shall not change the site of manufacture of the Products without VisiJet's prior written approval, which shall not be unreasonably withheld or delayed. Gebauer shall not assign or subcontract manufacturing responsibility without VisiJet's prior written approval, which shall not be unreasonably withheld or delayed. For purposes of this Section, the "site of manufacture" and "manufacturing responsibility" shall mean the location and responsibility for the final assembly and quality testing of the Products.

                  (ii) METHODS. Gebauer shall not substantively change the methods of manufacture relied upon by VisiJet for qualification without VisiJet's prior written consent, which consent shall not be unreasonably withheld or delayed.

                  (iii) MATERIALS AND SUPPLIERS. Gebauer shall provide VisiJet with a bill of materials and list of suppliers for each Product, which information shall be deemed Confidential Information of Gebauer. Gebauer shall notify VisiJet of any proposed substitution of any critical materials or suppliers at least five (5) Business Days prior to implementation of such change. In the absence of any reasonable objection from VisiJet prior to the expiration of such notice period, Gebauer shall be free to implement the change identified in such notice. The parties shall identify a list of materials and supplies which can be substituted or sourced from alternate suppliers without notice to or consent by VisiJet.

                  (iv) MANUFACTURING IMPROVEMENTS. The parties shall work together to reduce manufacturing costs and to improve yields, quality and performance. VisiJet shall have the right to request that the Products be sourced by Gebauer through a third party, provided that such outsourcing reduces Gebauer's cost and, the parties shall share any such cost savings equally by corresponding adjustments to the purchase price payable by VisiJet for such Products.

                  (v) SOFTWARE UPGRADES AND PRODUCT IMPROVEMENTS. Gebauer shall make reasonable commercial efforts to provide specific software upgrades or other Product improvements requested by VisiJet. Gebauer shall exercise reasonable efforts to promptly correct and provide customer solutions, at its own expense, for any material errors identified by either party in the operation of the software.

                  (vi) NEW APPLICATIONS. The parties agree to work together in good faith to evaluate the opportunities for developing additional applications for the Products.

11. REPRESENTATIONS AND WARRANTIES

         11.1 GEBAUER WARRANTIES. Gebauer hereby represents and warrants that (i) all Products supplied by Gebauer to VisiJet hereunder shall have been manufactured, quality tested and packaged in accordance with, and shall conform to, the Specifications, all other requirements set forth in this Agreement and all laws and regulations, including but not limited to the QSRs, as such laws, regulations and requirements are constituted and effective as of the time of shipment of the Products to VisiJet, (ii) Gebauer will maintain the integrity of the practices and processes upon which VisiJet has relied for qualification; and (iii) Gebauer has capability and capacity to perform all of it's obligations hereunder. Gebauer hereby represents and warrants that to the best of its knowledge it is the sole owner of, or has the right to use, all intellectual property necessary to develop and manufacture the Products, and any other materials supplied by Gebauer pursuant hereto, and that neither the Products nor any trademarks or designs used in connection therewith infringe any patent, copyright, trademark or other similar proprietary right of any person.

         11.2 PRODUCT WARRANTIES. Gebauer warrants that it will use commercially reasonable care in the manufacture of the Products and that such Products shall be free from material defects in materials and workmanship under normal use and service. Gebauer's obligations under this warranty shall be limited to replacement of any Product which is determined to be Non-Conforming within one (1) year from the date of original shipment to VisiJet.

         11.3 VISIJET REPRESENTATIONS AND WARRANTIES. VisiJet represents and warrants that it has the resources, capability and capacity to perform its obligations hereunder. VisiJet also represents and warrants that it shall, obtain within [****] of the Effective Date, no less than [****] in net proceeds from an offering of its equity securities, to fund its ongoing operations and business activities. VisiJet acknowledges that in the event of a breach of this representation, Gebauer shall have the right to immediately terminate this Agreement.

12. RECALLS, COMPLAINTS, RETURNS AND SUPPLY FAILURE

         12.1 NOTIFICATION. The parties shall immediately contact each other in the event that either party has any reason to believe that a voluntary withdrawal or recall of any Product may be necessary. VisiJet and Gebauer shall jointly confer and cooperate to resolve any issues with respect to a voluntary withdrawal or recall, including without limitation, the necessity of declaring the voluntary withdrawal or recall, the manner in which the voluntary withdrawal or recall should be conducted and the duration of the voluntary withdrawal or recall, provided that either party shall have the right to require a voluntary withdrawal of any Product in the event of a reasonable and good faith concern regarding the safety of such Product. VisiJet shall be responsible for notification of the applicable health authorities in the event of a voluntary withdrawal or recall.

         12.2 VISIJET RESPONSIBILITY. VisiJet shall be responsible for the costs of a recall or voluntary withdrawal, and shall reimburse Gebauer for any costs reasonably incurred by Gebauer, in the event a recall or voluntary withdrawal which is determined, by mutual agreement of the parties (or, if the parties fail to agree, by arbitration pursuant to Section 18.6), to have been caused by VisiJet's storage, promotion, packaging or distribution of Products.

         12.3 GEBAUER RESPONSIBILITY. Gebauer shall be responsible for the costs of a recall or voluntary withdrawal, and shall reimburse VisiJet for any costs reasonably incurred by VisiJet in the event a recall or voluntary withdrawal which is determined, by mutual agreement of the parties (or by an independent third party if the parties are unable to agree upon the cause), to have been caused by a defect in the design or manufacture of the Product.

         12.4 MARKET COMPLAINTS. VisiJet shall establish and maintain an appropriate system for collecting, recording and maintaining market complaints relating to the Products, communicating market complaint information to Gebauer, facilitating corrective actions and product recalls. VisiJet will report all Product or packaging-related complaints to Gebauer within ten (10) Business Days following receipt of the complaint. Gebauer shall provide VisiJet with a written acknowledgement of receipt of the complaint or suspected adverse incident and take appropriate investigative and, if necessary corrective action, as required by the QSRs for the design and manufacture of the applicable Product, and shall provide VisiJet with all relevant information relating to any such investigation and corrective action. VisiJet shall be responsible, in consultation with Gebauer for reporting any adverse incident to the relevant regulatory authorities as required by the QSRs.

         12.5 RETURNS. VisiJet shall be responsible for responding to inquiries or complaints concerning any Product and for the collection and processing of any Products returned by customers as defective. VisiJet shall return such Product to Gebauer for evaluation. Any Product which is confirmed by Gebauer to be Non-Conforming shall be repaired or replaced without additional charge, including all shipping costs to and from Gebauer. Gebauer shall use reasonable commercial efforts to repair or replace any Non-Conforming Products within twenty
                  (20) Business Days after receiving the Non-Conforming Product.

         12.6 SUPPLY FAILURE. In the event that Gebauer is unable for any reason to supply at least eighty percent (80%) of VisiJet's Firm Orders for Product in any two consecutive Quarters, VisiJet shall be entitled to require Gebauer to qualify a second source for the manufacture of the Products on Gebauer's behalf, subject to all other terms and conditions of this Agreement. Gebauer shall provide all manufacturing documentation and such other assistance as may be necessary or useful to establish manufacturing operations by such third party, subject to the execution of appropriate non-disclosure restrictions. Gebauer shall purchase the applicable Product(s) from such second source and sell and deliver the Product(s) to VisiJet in accordance with the provisions of, and at the prices set forth in, this Agreement. Gebauer shall grant the second source a royalty-free, non-exclusive license to any intellectual property rights necessary to enable the second source to manufacture the Products until such time as Gebauer is again able to meet the requirements referenced above.

13. INDEMNIFICATION

         13.1 Subject to the limitations set forth in Section 8 and Section 11 above, Gebauer shall indemnify and hold harmless VisiJet, its officers, agents and employees against any claim, loss, damage, penalty, assessment or expense (including reasonable attorneys fees) (a "Claim") arising directly or indirectly from Gebauer's (i) manufacture, testing, handling or storage of the Product, (ii) breach of warranty, (iii) breach of any of its other obligations under this Agreement; or (iv) infringement of any intellectual property rights belonging to any third party.

         13.2 VisiJet shall indemnify and hold harmless Gebauer and its officers, agents and employees against any Claim arising directly or indirectly from VisiJet's (i) handling or storage or the Product, (ii) marketing, packaging, sale or distribution of the Product, (iii) breach of any of its obligations under this Agreement, (iv) breach of any of its representations or warranties, or (v) infringement of any intellectual property rights belonging to any third party.

         13.3 In the event that either party (the "Indemnified Party") receives notice of, or becomes aware of, a Claim for which the Indemnified Party intends to seek indemnification hereunder, the Indemnified Party shall promptly provide the other party (the "Indemnifying Party") with notice of such claim. The Indemnifying Party shall have the right, at its option and its own expense, to be represented by counsel of its own choice and to defend against, negotiate, settle or otherwise deal with any such Claim, provided the Indemnifying Party shall not enter into any settlement or compromise of any such Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party without the Indemnified Party's prior written consent which consent shall not be unreasonably withheld. The Indemnified Party may participate in the defense of any Claim with counsel of its own choice and at its own expense. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. In the event that the Indemnifying Party does not undertake the defense, compromise or settlement of a Claim, the Indemnified Party may undertake such defense, compromise, or settlement, but shall not settle or compromise any such claim with the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld.

         13.4 NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR THE LOSS OF PROFIT, REVENUE, OR DATA, ARISING OUT OF OR RELATING TO THIS AGREEMENT EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS.

14. INSURANCE

         During the term of this Agreement and for two (2) years thereafter Gebauer shall maintain product liability insurance (containing a broad form of vendors endorsements) on the Products with a minimum of One Million Dollars ($1,000,000) for bodily injury, One Million Dollars ($1,000,000) for each claim and One Million Dollars ($1,000,000) for property damage, and an aggregate limit of Two Million Dollars ($2,000,000). Gebauer shall, upon VisiJet's request, provide a Certificate of Insurance evidencing such insurance.

15. CONFIDENTIALITY AND ANNOUNCEMENTS

         15.1 During the Term of this Agreement and after the expiration or termination of this Agreement, a party receiving (the "Receiving Party") Confidential Information of the other party (the "Disclosing Party") pursuant to this Agreement shall not:

                  (i) Use such Confidential Information for any reason other than for the purpose of fulfilling the Receiving Party's obligations and commitments under the terms of this Agreement.

                  (ii) Disclose such Confidential Information to any person other than employees of the Receiving Party who have a need to know such information and to third parties subject to written agreements prohibiting the disclosure or use of such Confidential Information other than for the purposes contemplated by this Agreement.

                  (iii) Upon the Disclosing Party's request, the Receiving Party shall return or destroy, at the Disclosing Party's option, all materials, documents or records incorporating the Disclosing Party's Confidential Information, provided that the Receiving Party shall be entitled to retain one copy of such records for archive purposes which shall remain subject to the restrictions against use and disclosure set forth herein.

         15.2 The obligations set forth in Section 15.1 above shall not apply to any information that the Receiving Party can show by competent proof (i) was generally known to the public at the time of disclosure by the Disclosing Party; (ii) becomes generally known to the public thereafter through no act or omission of the Receiving Party or its officers, employees, agents, or representatives; (iii) was disclosed to the Receiving Party by a third party having a bona fide right both to possess the information and to disclose it to the Receiving Party, or, (iv) is developed by the Receiving Party through entirely independent efforts and without use of the Confidential Information.

         15.3 Neither party shall make any press release or trade announcement relating to this Agreement, or otherwise disclose the terms of this Agreement, without the prior written consent of the other party, except as required by a court of competent jurisdiction or pursuant to the disclosure requirements of a governmental agency.

16. TERM AND TERMINATION

         16.1 TERM. This Agreement will commence on the Effective Date and will continue in effect for three (3) years from the Effective Date (the "Initial Term") unless earlier terminated pursuant to the provisions of the Agreement. VisiJet may at its election, upon fifteen (15) days prior written notice to Gebauer before the end of the Initial Term, extend the term of this Agreement for an additional [****] years, provided that VisiJet has both: (a) achieved a combined installed base of [****] Epi-Tome and Lasi-Tome Systems within the Territory, and (b) sold at least [****] Epi-Tome and Lasi-Tome blades during the preceding [****] month period.

         16.2 EARLY TERMINATION. One party may terminate this Agreement at any time in the event of the other party's (i) failure to cure any noncompliance with any material term of this Agreement within thirty (30) days following receipt of written notice of such noncompliance, provided that any payment defaults must be cured within ten (10) days following notice, or (ii) immediately if the other party (a) terminates or suspends its business or operations; (b) becomes subject to any bankruptcy or insolvency proceeding under any applicable statute; (c) becomes insolvent or subject to direct control by a trustee, receiver or similar authority; or (d) has commenced the process of winding up or liquidating.

         16.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by VisiJet in accordance with Section 16.2, and provided that VisiJet continues to be the exclusive distributor of the Products through the termination date, VisiJet will have the option to purchase any finished Product inventory in Gebauer's facilities on the termination date or cancel any purchase order delivered prior to the date notice of termination is given, provided that any Product ordered and shipped prior to the effective date of termination which is received by VisiJet shall be paid for in full by VisiJet in accordance with the terms of this Agreement. In the event this Agreement is terminated by Gebauer, all finished Products manufactured and work in progress initiated pursuant to
                  Section 4.2 in response to Firm Orders submitted prior to the effective date of termination shall be paid for in full by VisiJet in accordance with the terms of this Agreement. VisiJet shall have the right to apply any unused portion of the credit for prepaid inventory remaining under Section 6.3 of this Agreement against the total purchase price for any Products delivered to VisiJet following termination.

17. FORCE MAJEURE

         Neither party shall be liable to the other for loss or damages for any default or delay attributable to any cause beyond the reasonable control of that party, including, but not limited to an act of God, flood, fire, explosion, strike war, acts or terrorism, governmental action other regulatory enforcement action arising from any violation of law, rule or regulation by the party seeking the protection of this provision. If such an event occurs, the party affected shall notify the other party and shall exercise diligent efforts to resume performance of its obligations as soon as possible. In the event the party affected is unable to resume performance within sixty (60) days, the other party shall have the right to terminate this Agreement upon ten (10) days prior written notice. Notwithstanding the foregoing, VisiJet's payment obligations to Gebauer, with respect to Products and services theretofore delivered by Gebauer, shall not be delayed or deferred by any of the events referred to above.

18. MISCELLANEOUS

         18.1 WAIVER. No waiver of any of the terms of this Agreement shall be effective unless made in writing and signed by an authorized representative of the party waiving its rights hereunder.

         18.2 NO LICENSE. No license to any trademark, patent, copyright or other property right of Gebauer is granted under this Agreement except to the extent required for VisiJet to market and sell the Products in accordance with the terms of this Agreement.

         18.3 GOVERNING LAW. This Agreement shall be construed and enforced pursuant to the laws of the Federal State of Baden-Wuerttemberg in Germany, disregarding any conflicts of laws provisions.

         18.4 INDEPENDENT CONTRACTORS. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, or joint venture relationship between the parties. All activities by the parties hereunder shall be performed by them as independent contractors. Neither party shall incur any debts or make any commitments for the other party, except to the extent specifically provided herein.

         18.5 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties, and permitted assigns. Neither party may assign this Agreement without the prior written consent of the non-assigning party, which consent shall not unreasonably be withheld. In case of a proposed change of control of VisiJet, and in consideration for Gebauer's consent and for the consequences to Gebauer of such a change of control, VisiJet will provide no less than thirty (30) days notice to Gebauer of such proposed change of control event and Gebauer shall have the right to require that VisiJet either issue seven hundred fifty thousand (750,000) shares of VisiJet at the cost of U.S.$0.01 per share to Gebauer, or pay via wire transfer One Million Euro (1,000,000 (euro)) to Gebauer's bank account immediately before such a change of control becomes effective. As used in this section, the term "change in control" means: (i) any merger, acquisition, sale of voting stock, or other transaction or series of related transactions (the "Transaction") in which the shareholders of VisiJet immediately before the Transaction (the "Original Shareholders") do not collectively own a majority of the outstanding shares of voting stock of the surviving corporation immediately following the Transaction, or (ii) a sale of all or substantially of the assets of VisiJet to a person not an affiliate of VisiJet before such sale. For purposes of determining whether a change in control has occurred, any person that acquired shares of voting stock of the surviving corporation in the Transaction, or whose percentage ownership of such voting shares increased in the Transaction, shall not be treated as an Original Shareholder.

         18.6 ARBITRATION. In the event that the parties are unable to resolve any dispute arising under this Agreement through direct negotiations, the parties agree and consent to the resolution of such dispute by binding arbitration. Any such arbitration shall be conducted in accordance with the procedures of the International Chamber of Commerce, or as otherwise agreed by the parties, and shall be held in Federal State of Baden-Wuerttemberg in Germany, before a single arbitrator selected by the mutual agreement of the parties (or by the International Chamber of Commerce, if the parties are unable to agree upon an arbitrator). Notwithstanding the foregoing, either party shall have the right to seek injunctive relief in a court of competent jurisdiction to prevent any breach of Sections 2.4, 7 and 15 of this Agreement by the other party.

         18.7 NOTICES. All notices hereunder shall be in writing and shall be considered delivered on the day of hand delivery, one day after delivery to a nationally recognized overnight delivery service, charges prepaid, or three days-after being sent by registered or certified mail, postage prepaid:

                  If to VisiJet, as follows:
                  VisiJet, Inc.,
                  192 Technology Drive
                  Suite Q
                  Irvine, CA 92618

                  If to Gebauer, as follows
                  (i)   Gebauer Medizintechnik GmbH

                  Monbachstr. 7/1
                  75242 Neuhausen, Germany
                  Attn:  Mr. Steffen Gebauer

                  Or to such other address as any party shall have specified by notice to the other in accordance with this paragraph.

         18.8 COMPLIANCE WITH LAW. Each party shall comply with all legal and regulatory requirements applicable to the conduct of its business, including but not limited to, compliance with all safety, health, environmental and employment laws applicable to the activities to be undertaken by such party pursuant to this Agreement.

         18.9 ENTIRE AGREEMENT, MODIFICATION, COUNTER PARTS. The terms of this Agreement represent the entire agreement of the parties with respect to the subject matter herein and shall not be modified or supplemented except in a written document duly executed by the parties expressly stating that it is intended to modify, supplement or amend this Agreement. This Agreement shall prevail in the event of any inconsistencies between it and the terms of any purchase order, invoice or other form utilized by the parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

         18.10 CLOSING. The closing of the transactions contemplated by this Agreement shall take place at the offices of Kirkpatrick & Lockhart LLP ("K&L") located at 10100 Santa Monica Boulevard, Seventh Floor, Los Angeles, CA 90067 on April __, 2004, or any other date or place agreed to by the parties; PROVIDED that for the purpose of defining the "Effective Date" and otherwise making this Agreement legally binding, a closing shall be deemed to have taken place ONLY IF each of the following conditions are met: (a) VisiJet shall have delivered to K&L
                  (i) a cashier's check made out to K&L, or by wire transfer to the account of K&L, in the amount of One Million EUROs ((euro)1,000,000.00), (ii) a stock certificate evidencing the transfer of Seven Hundred Fifty Thousand shares of VisiJet Common Stock to Gebauer, and (iii) two (2) original signed signature pages to this Agreement; and (b) K&L, on behalf of Gebauer, shall have delivered to VisiJet two (2) original signed signature pages to this Agreement.

         18.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

                  IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the Effective Date.


         GEBAUER MEDIZINTECHNIK GMBH

         By___________________________________        Date _____________________
            Steffen Gebauer, Managing Director


         VISIJET, INC.,

         By___________________________________        Date______________________
            Randal A. Bailey, CEO

                                   SCHEDULE A

                                  PRODUCT LIST



- EPITOME SYSTEM, INCLUDING:
         CONSOLE
         HANDPIECE
         FOOTSWITCH X 2
         EPI-HEAD X 2
         RINGS X 4
         METAL BANDS X 4
         VACUUM HANDLES X 2
         STERIBOXES X 2


- LASITOME SYSTEM, INCLUDING:
         CONSOLE
         HANDPIECE
         FOOTSWITCH X 2
         LASIK-HEAD X 2
         RINGS X 4
         METAL BANDS X 4
         VACUUM HANDLES X 2
         STERIBOXES X 2

- PARTS, DISPOSABLES AND ACCESSORIES WHICH BELONG TO THE EPITOME AND LASITOME SYSTEMS, AS FOLLOWS:

         LASIK-HEAD
         EPI-HEAD
         SUCTION RING
         METAL BAND
         VACUUM HANDLE
         STERIBOX
         HANDPIECE
         CONSOLE
         FOOTSWITCH
         EPI-BLADE
         LASIK BLADE

                                   SCHEDULE B

                                   PRICE LIST


EpiTome/LasiTome System                 [****]

LASIK-Head                              [****]

Epi-Head                                [****]

Suction Ring                            [****]

Metal Band                              [****]

Vacuum Handle                           [****]

Steribox                                [****]

Sterilizable Cover
     For Handpiece                      [****]

Handpiece                               [****]

Console                                 [****]

Footswitch                              [****]

Epi-Blade                               [****]

LASIK-Blade                             [****]

EpiTome/LasiTome Demo System
Prices for each of the [****] Demo Systems
to be purchased by VisiJet
according to Sections 3.3 and 4 of the Agreement:                 [****]

                                   SCHEDULE C

                            MINIMUM ORDER QUANTITIES


                                             PER  MONTH             PER YEAR
                                           -----------------------------------
Epi-Tome Systems
          OR                                   [****]                [****]
Lasi-Tome Systems


LASIK-Head
          OR                                   [****]                [****]
Epi-Head

Epi-Blades                                     [****]                [****]

LASIK Blades                                   [****]                [****]

                                  SCHEDULE 2.1

Gebauer has entered into distribution agreements with the following entities for the territories indicated:

For the territory of Romania:
Optimed slr
Str. Lunga nr. 5
RO-2200 Brasov
ROMANIA

For the territory of South Korea:
Vision Technology
5F Manbok Bldg.
77-21 Samsung-dong, Kangnam-ku
Seoul
KOREA

Gebauer and VisiJet will use commercially reasonable efforts to cause these distributors to become sub-distributors of VisiJet upon, or as soon as practicable after, the Effective Date.